SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 17, 2013

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment

      of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on November 7, 2013, the Board of Managers of Ministry Partners Investment Company, LLC (the “Company”) appointed James H. Overholt (“Executive”) to serve as its Interim Chief Executive Officer for a six month period commencing on November 12, 2013.  Pursuant to the terms and conditions of an Interim CEO Employment Agreement dated December 5, 2013 (the “Agreement”), the Executive will receive the sum of $100,000, payable pro-rata in regular periodic payments under the Company’s normal pay practices and policies.  In addition, the Company agreed to reimburse Executive for any reasonable and necessary expenses he incurs in providing services to the Company as its Interim

Chief Executive Officer, including travel and hotel expenses.  The Agreement is effective as of November 12, 2013 which is the day on which Executive commenced his service as the Company’s Interim CEO as disclosed in the Form 8-K filed by the Company on November 14, 2013.  The Agreement provides that either party may terminate the Agreement immediately with or without cause. The Executive is not entitled to participate in any other Company sponsored employee benefit, bonus or incentive compensation arrangement or plan, provided; however, that both the Company and Executive have reserved the right to enter into a mutually acceptable agreement pursuant to which the Company would provide a monthly stipend that will reimburse Executive for a portion of the health insurance premiums he is currently paying for coverage under such policy.

Executive has also entered into a Nondisclosure Agreement and has agreed to refrain from soliciting Company employees to leave the Company or interfere with the Company’s relationships with its business partners, lenders, investors, borrowers or customers during the term of the Agreement and for a period of six months after the termination date of the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, a copy of which is filed as Exhibit 10.28 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

The following exhibits are attached herewith:

Exhibit No.
10.28	Interim CEO Employment Agreement dated effective November 12, 2013 by and between Ministry Partners Investment Company, LLC and James H. Overholt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 6, 2014MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ Mark G. Holbrook

Mark G. Holbrook

Chairman of the Board of Managers